Exhibit 10.24

LEASE

THIS LEASE is made as of the 8th day of February, 2010, between Gerstell Development Limited Partnership having an address at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 (hereinafter called “Landlord”), and Sinclair Media I, Inc.. having an address at 10706 Beaver Dam Road, Hunt Valley, Maryland  21030 (hereinafter called “Tenant”) ..

SECTION 1

DEMISE OF PREMISES

Landlord, for and in consideration of the payment of the rent and performance of the covenants and agreements hereinafter mentioned, hereby leases to Tenant and Tenant hereby leases from Landlord 25,500 sq./ft. commercial building (hereinafter called the “Premises”) being located in Pittsburgh, Pennsylvania, (hereinafter called the “Building”), at 750 Ivory Avenue (hereinafter called the “Property”) for the term of seven (7) years beginning on the 1st day of October, 2009, and ending on the 31st  day of August, 2017 (hereinafter called the “Original Term”).  Landlord and Tenant agree that the Premises occupy 100% of the total net leasable area of the Building.  Provided Tenant is not in default and provided that Tenant gives written notice exercising the option within ninety (90) days before the then current term expires, Tenant shall have four (4) options to extend this Lease, each for a period of five (5) years (each period of extension is hereinafter called an “Extension Term” and the Original Term together with any Extension Term(s) is hereinafter called the “Term”).

SECTION 2

ANNUAL RENT

The Lease will have an annualized rent of Four Hundred Sixty Four Thousand One Hundred Forty Three Dollars and Eighty Cents ($464,143.80) payable in advance in equal monthly installments of Thirty Eight Thousand Six Hundred Seventy Eight Dollars and Sixty Five Cents ($38,678.65) for the period of October 1, 2009 through August 31, 2010.  On each September 1st, beginning September 1, 2010, the rent shall increase by the greater of CPI or three percent (3%). The foregoing rent shall be the total amount due and payable to Landlord for all land, improvements and equipment on the Property used, or to be used, by Tenant and any reference(s) to ‘additional monthly installments’ is/are hereby deleted.

The rent payable under the provisions of this Section is hereinafter called “Annual Rent.”

Tenant covenants, without any previous demand therefor and without deduction, set-off, recoupment, or counterclaim, to pay the Annual Rent to Landlord at its address above at the times, or at such other address as Landlord may provide to Tenant, and in the manner above provided.

SECTION 3

TAXES

Tenant shall pay as additional rent all real estate taxes on the Property applicable during the Term.  Proration of said payments by Tenant shall be made when necessary for the first and last year of the Term.  Landlord shall forward to Tenant all tax bills, and Tenant shall pay them within the specified time period as marked on the bills.  Tenant shall have the right to protest any tax assessment of the Premises to the proper authorities after obtaining permission from Landlord.

SECTION 4

USE FEES; UTILITIES

Tenant covenants to pay, when billed, as additional rent, collectible in the same manner as the Annual Rent, all licenses, fees, and charges arising out of its use of the Premises and all charges for minor privileges occasioned by the occupancy of Tenant; provided, however, that minor privilege charges for parts of the Premises, such as show windows or cellar doors, which may be a part of the Premises at the time of the execution of this Lease, shall be paid by Landlord (but in any event such charges for signs shall be paid by Tenant).  Tenant also covenants and agrees to pay all charges for gas, electric current, heating fuel, water, sewer service, and any other utilities used in or on the Premises during the Term.

SECTION 5

USE: COMPLIANCE WITH LAWS AND INSURANCE

Tenant agrees to use the Premises in a clean, safe, orderly, sanitary manner solely for business offices.  Tenant further agrees that it will not exceed the weight limits of the Premises.  Tenant will keep all sidewalks, driveways, and parking areas included in the Premises free of ice, snow, and debris.  Tenant covenants that it will not do nor permit to be done, nor keep nor permit to be kept upon the Premises, anything which will violate any environmental or land use law, ordinance, or regulation.  Tenant, at its expense, will carry fire extended coverage insurance on the leased Premises, as well as any additional improvements Tenant may make, to the full one hundred percent (100%) placement value thereof, with the proceeds payable to the Landlord.  It is further agreed that all recoveries for loss shall, unless Landlord waives this requirement in writing after said recovery is received, be applied to the repair or restoration of the damage or destruction for which said recoveries are received; and that, if the insurance proceeds received on said policies are not sufficient to restore the damage properly to the same condition in which the same was prior to the damage hereto, Tenant shall supply the additional cost therefor from its own funds without any claim against the Landlord for reimbursement of the same or for any part thereof.  All policies of insurance, pursuant to the provisions of this paragraph or certificates thereof, shall be furnished to and held by the Landlord.  Should Tenant fail to carry the aforesaid insurance, Landlord may (but not be required to) cause same to be issued; in which event, all premiums paid by the Landlord shall be due and payable to the Landlord by the Tenant on the date the next installment of rent becomes due under this Lease, and shall be subject to the provisions of this Lease referring to rent and nonpayment thereof.  Tenant covenants that under no circumstances will it keep or permit to be kept, do or permit to be done, in or about the Premises, anything of a character so hazardous as to render it difficult, impracticable, or impossible to secure such insurance in companies acceptable to Landlord.  Tenant further covenants, immediately upon notice, to remove from the Premises and/or to desist from any practice deemed by the insurance companies or the Association of Fire Underwriters as so affecting the insurance risk.

SECTION 6

MAINTENANCE

Tenant agrees to keep the Premises and appurtenances thereto (including plumbing, heating, electrical, sprinkler, and air conditioning systems thereof) in good order and condition and will make all necessary repairs, including repairs to any damage caused by any waste, misuse, or neglect of the Premises, its apparatus or appurtenances by Tenant, its agents, servants, or employees, at Tenant’s own expense; provided, however, that Landlord will make all necessary repairs (except painting and glass) to the exterior walls, roof, gutters, and downspouts of the Premises, after being notified in writing of the need for such repairs.  Tenant will also maintain any driveways and parking or other areas designated for its exclusive use.  Tenant will, at the expiration of the Term or at the sooner termination thereof by forfeiture or otherwise, deliver up the Premises in the same good order and condition as it was at the beginning of the tenancy, reasonable wear and tear excepted.  Tenant shall not, however, be liable to repair any damage caused by insured casualty, except to the extent that the cost of such repair exceeds the insurance proceeds with respect thereto and the damage is occasioned by the fault or neglect of Tenant or its contractors or subcontractors or its or their agents, servants, or employees.  Tenant shall be charged with the protection of its own property, and in no event shall Landlord be liable for any damage to such property by reason of fire, other casualty, the elements, leakage of water, steam, or the acts or neglect of any other tenant in the Building.

SECTION 7

ALTERATIONS

Tenant further covenants that it will not make any alterations, additions, or changes of any kind to the Premises, without first securing the written consent of Landlord, after submission of the plans therefor to Landlord.  Any alterations, additions, or changes as Landlord shall permit in writing shall be made at Tenant’s expense.  Any such alterations, additions, or changes will, at the expiration of the Term, or the sooner termination thereof, become the property of Landlord; or, at Landlord’s option, the Premises shall be restored to its former condition at the expense of Tenant, provided, however, that Tenant shall have the right, so long as Tenant is not in default, to remove any trade fixtures or other fixtures installed by Tenant; provided further that Tenant shall be responsible for repair of any damages to the freehold occasioned by the removal thereof.

Tenant will, in making any alterations, additions, changes, or repairs, as well as in its use of the Premises, fully comply with all federal and state laws, city or county ordinances, and regulations of all public authorities, as well as the requirements of the Association of Fire Underwriters, or similar governing insurance body, all at Tenant’s expense.  Tenant covenants, at its own expense, promptly to comply with and do all things required by any notice served upon it or upon Landlord in relation to the Premises or any part thereof, from any public authority, if the same shall be caused by Tenant’s use of the premises, or any alteration, addition, or change thereof.  Tenant covenants that no liens shall attach to the Premises by virtue of any alterations, additions, or changes made by Tenant, and that if any such lien is filed, Tenant will cause the same to be removed within thirty (30) days.

SECTION 8

SIGNS, ETC.

Tenant covenants that it will not place or permit any signs, lights, awnings, or poles in or about the Premises without the written permission of Landlord and, in the event such consent is given, Tenant agrees to pay any minor privilege or other tax therefor.  Tenant further covenants that it will not paint or make any change in or on the outside of the Premises without the permission of Landlord in writing.  Tenant agrees that it will do noth1ng on the outside of the Premises to change the architecture, paint, or appearance of the Premises or the Building without the written consent of Landlord.

SECTION 9

SUBLETTING OR ASSIGNMENT

Tenant covenants that it will not sublet or assign the Premises, or any part thereof, by operation of law or otherwise, or permit the same to be used by any person or entity other than Tenant or employees of Tenant without the prior written consent of Landlord, which consent may be withheld in the sole and absolute subjective discretion of Landlord.  Any lawful levy or sale on execution or other legal process, and also any assignment or sale in bankruptcy, or insolvency, or under any compulsory procedure, or the appointment of a receiver by a state or federal court, shall be deemed an assignment within the meaning of this Lease.  In the event that Landlord does consent to any such subletting, assignment or use, Tenant hereunder shall remain liable for the performance of all the covenants and conditions of this Lease.  Consent by Landlord to any subletting, assignment, or use shall apply to only the specific request and shall be required for any further subletting, assignment, or use.  A change in the partners or shareholders of Tenant shall be deemed an assignment for purposes of this section.

SECTION 10

INDEMNITY AND LIABILITY INSURANCE

Tenant shall save and keep harmless and indemnify Landlord and its contractors and subcontractors and its or their present and future controlling persons, directors, officers, employees, and agents from and against any and all claims for damages whatsoever, and the costs of defending against the same, of any kind or nature, including personal injuries, arising in any manner or under any circumstances through the exercise by Tenant of any right granted or conferred hereby, whether such damage, including personal injury, be sustained by Tenant or its contractors or subcontractors or its or their agents, employees, or invitees.  Tenant further agrees to maintain commercial general liability insurance with an insurance company acceptable to Landlord to protect Landlord with combined single limits of One Hundred Thousand Dollars and No Cents ($100,000.00) per occurrence and One Million Dollars and No Cents ($1,000,000.00) in the aggregate.  Such policy shall cover the entire Premises including any elevator and boiler thereon, and any common area, sidewalk, streets, and parking areas part of or adjoining the Property; shall be issued in form satisfactory to Landlord; shall provide for at least thirty (30) days’ notice to Landlord before cancellation; and shall be delivered to Landlord.  Tenant shall also carry and pay for plate glass insurance.

SECTION 11

QUIET ENJOYMENT; SUBORDINATION TO MORTGAGES

Provided Tenant is not in default hereunder, Landlord agrees to permit Tenant quiet enjoyment of the Premises during the Term of this Lease; provided, however, that Tenant agrees that this Lease is and shall be subordinate to any existing or future encumbrances on the Premises.  Tenant agrees to execute any appropriate instrument effecting such subordination.

SECTION 12

INSPECTION OF PREMISES

Tenant agrees that Landlord shall have the right to inspect the Premises at all reasonable times during business hours, and to place upon the Premises or Building,

where Landlord shall choose, for and during the period of six (6) months prior to the termination of this Lease, “for sale” or “for rent” notices or signs.

SECTION 13

FIRE DAMAGE

In the event the Premises is damaged by fire, storm, the elements, act of God, unavoidable accident and/or the public enemy, but not to such an extent as to render the same untenantable, then subject to Tenant’s responsibility to restore the Premises pursuant to Section 5 hereof, Landlord shall restore the Premises as speedily as possible, and there shall be no abatement of Annual Rent.  If the Premises is injured or damaged by any of the aforesaid causes only to such an extent as to render it partially untenantable, Landlord shall restore such portion of the Premises so injured or damaged as speedily as possible, Annual Rent to abate, proportionately on such part of the Premises as may have been rendered wholly untenantable until such time as such part shall be fit for occupancy, and after which time the full amount of Annual Rent reserved in this Lease shall be payable as hereinbefore set out.  If the Premises is injured or damaged by any of the aforesaid causes to such an extent as to render the same wholly untenantable, then this Lease shall thereupon become null and void, and all liability of Tenant shall terminate upon payment of all Annual Rent and additional rent due and payable to the date of such happening.

SECTION 14

CONDEMNATION

If the whole or any part of the Premises shall be taken under the power of eminent domain, or shall be sold by Landlord under threat of condemnation proceedings, then this Lease shall terminate as to the part so taken or sold on the day when Tenant is required to yield possession thereof, and Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken or sold to useful condition, and the Annual Rent hereinbefore specified shall be reduced proportionately as to the portion of the Premises so taken or sold.  If the amount of the Premises so taken or sold is such as to impair substantially the usefulness of the Premises for the purposes for which the same is hereby leased, as determined by Landlord, then Tenant shall have the option to terminate this Lease as of the date when Tenant is required to yield possession.  In any and all events, all compensation awarded or paid for any such taking or sale of the fee and the leasehold, or any part thereof, shall belong to and be the property of Landlord, except for such sum as shall be awarded to Tenant for relocation of its business or on account of the taking of fixtures installed by Tenant,which shall become the Property of Tenant provided such sum is by separate award and does not reduce the amount to which Landlord is entitled hereunder.  Landlord shall notify Tenant within ten (10) days of receipt of notice of condemnation.

SECTION 15

DEFAULT OF TENANT; REMEDIES OF LANDLORD

Upon the occurrence of any of the following:

(a). the appointment of a receiver or trustee for Tenant in any court, which appointment is not vacated in thirty (30) days; or

(b) the adjudication of Tenant as bankrupt or insolvent; or

(c) the assignment by Tenant for the benefit of creditors; or

(d) the failure of Tenant to pay the Annual Rent or Additional Rent reserved hereunder with fifteen (15) days after notice thereof in writing; or

(e) the violation of any of the other terms, covenants, or conditions of this Lease by Tenant, which violation shall remain uncured for a period of thirty (30) days after notice thereof in writing, Landlord may, at its option, in any such event, cancel and annul this Lease, or Landlord may relet the Premises as the agent for Tenant for any unexpired balance of the Term and collect the Annual Rent and additional rent therefor, and in either event Landlord shall be entitled to the benefit, without further notice (all statutory notice requirements being hereby expressly waived), of all the provisions of law for the speedy recovery of lands and tenements as against a tenant holding over now in force or which may hereafter be enacted.  Landlord may distrain, by any legal means, for any overdue installment of Annual Rent or Additional Rent hereinabove provided for, and may enter the Premises for such purposes by force if necessary without liability (which liability is hereby expressly waived).  In the event of reletting by Landlord, as the agent of Tenant, the reletting shall be on such terms, covenants, conditions, and rent as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of reletting (including broker’s commissions and attorney’s fees) shall be applied against the rent to be paid by Tenant, and Tenant shall be liable for any balance that may be due under this Lease.  No such reletting shall operate as a termination of this Lease or as a waiver or postponement of any right of Landlord against Tenant without a specific declaration to such effect by Landlord.

Notwithstanding subsections (d) and (e) above, the Landlord shall provide The Chase Manhattan Bank, N.A. with written notice of Tenant’s default under subsections (d) and (e), simultaneous with the written notice to the Tenant and The Chase Manhattan Bank, N.A., may, (but not be required to) cure the default within the applicable grace periods provided, after receipt of written notice.

SECTION 16

TENANT HOLDING OVER

If Tenant shall not immediately surrender possession of the Premises at the termination of this Lease, Tenant shall become a tenant from month to month upon all of the terms, covenants, and conditions hereof, provided Annual Rent shall be paid to and accepted by Landlord, in advance, at double the rate of Annual Rent payable hereunder just prior to the termination of this Lease; but unless and until Landlord shall accept such Annual Rent from Tenant, Landlord shall continue to be entitled to retake possession of the Premises without any prior notice whatsoever to Tenant.

SECTION 17

NEW BUILDING/RIGHT OF FIRST REFUSAL

In 1997, Tenant improved the Property by building a 13,000 square foot building adjacent to the existing Building (the “New Building”). The New Building is a standalone building which is and continues to be owned by Sinclair. Landlord continues to own, and to lease to Tenant, the land on which the New Building was built. Attached hereto as Exhibit A is a legal description of the New Building.

If, during the term of this Agreement, Landlord receives a bona fide offer for (i) the sale of all or substantially all of its assets; (ii) the sale of all or any of the assets associated with the Lease; (iii) the merger of a Party with another entity, after which Landlord is not the survivor; (iv) consolidation of Landlord with another entity, after which Landlord owners no longer control more than fifty percent (50%) or more of the consolidated entity; or (v) the sale by Landlord’s owners of more than fifty percent (50%) of the company, Landlord (the “First Refusal Offer”) shall provide promptly and without delay to Tenant a right of first refusal in accordance with this Section Seventeen. Before any such sale or transfer by Landlord, Landlord shall provide to Tenant a notice (the “First Refusal Notice”). The First Refusal Notice shall identify the asset or assets (or stock) proposed to be transferred by Landlord or its partners/members, the identity of the party to whom the assets are to be transferred (the “Third Party Acquirer”), the terms of such transfer and copies of all written agreements which Landlord has entered into, subject to the terms of this First Refusal Right, or which Landlord has indicated it will enter into if Tenant does not exercise its rights hereunder. Tenant, who shall receive the First Refusal Notice shall have a period of thirty (30) days after receipt of such notice to exercise its rights to purchase the assets (or stock) according to the terms and conditions which Landlord (or its partners/members) has negotiated with the Third Party Acquirer. Tenant, upon receiving the First Refusal Notice may, at any time prior to the expiration of its rights under this Section Seventeen, including after receipt of the First Refusal Notice, transfer its rights of First Refusal to any third party upon the consent of the Party receiving the offer, which consent shall not be unreasonably withheld. If, at the end of the thirty (30) day period, Tenant (or its assignee) has not exercised its right of first refusal, then Landlord or its stockholders may complete the proposed transaction with the Third Party Acquirer on the terms and conditions set forth in the First Refusal Notice; provided, however, if Landlord or its partners does not enter into a binding agreement with the Third Party Acquirer with respect to such transaction within sixty (60) days of the end of the thirty (30) day right of first refusal period, then Landlord or its partners shall no longer be permitted to enter into such transaction without first complying again with the provisions of this Section.

If any of the property subject to the Lease is proposed for sale, and part of the property proposed for sale is the New Building, then Landlord, and/or its partners, hereby agrees that Tenant shall share in the profits of the sale of the New Building, and shall be allocated all money related to the New Building, which allocation shall be done within 30 days of the close of the sale of the property, if such property includes the New Building, by taking the average of two written appraisals given by two mutually agreed upon third party appraisers.

The parties agree that if the bank proposes devaluing the property because of the right of first refusal, the parties hereby agree to negotiate in good faith to resolve the issue to the satisfaction of each of the parties.

SECTION 18

WAIVER

Any waiver of any covenant or condition of this Lease shall extend to the particular case only, and only in the manner specified, and shall not be construed as applying to or in any way waiving any further or other rights hereunder.  The exercise of any of the options aforesaid shall not be construed as a waiver of Landlord’s right to recover actual damages for any breach in an action at law, or to restrain any breach or threatened breach in equity or otherwise.  Acceptance of rent with knowledge of default shall not be a waiver of that default, and acceptance of partial payment shall not be deemed acceptance of the full amount owed nor prejudice Landlord’s right to recover the balance owed or to pursue any remedy available to it.

SECTION 19

NOTICES

Any Notice required or permitted by this Lease to be given by either party to the other may be either personally delivered or sent by telecopier, overnight mail, or certified mail, properly addressed and prepaid, to the addresses of the parties herein given, unless another address shall have been substituted for such address by Notice in writing.  Notices shall be deemed given the first business day following the date of so depositing or the date of personal delivery or the date of telecopying, provided that any Notice sent by telecopier shall be promptly sent by first class mail as well.

If to the Landlord:	Gerstell Development Limited
Partnership
10706 Beaver Dam Road
Hunt Valley, MD 21030

with a copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, MD 21202

If to the Tenant:	Sinclair Media I, Inc.
c/o Sinclair Television Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030
Attention: General Counsel

SECTION 20

MISCELLANEOUS

The use of the singular herein shall include the plural and vice versa, and the use of any gender shall include all genders.  The covenants herein shall be binding upon, and the rights hereunder shall inure to the benefit of the parties hereto, their personal representatives, successors and assigns, except that Tenant’s rights hereunder shall inure only to such assigns as are consented to by Landlord pursuant to section 9 hereof.  If Tenant consists of more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant hereunder.  This Lease constitutes the entire agreement between the parties in respect of the leasing of the Premises, and there are no oral agreements between the parties in connection herewith, including without limitation, the Lease Agreement between Gerstell Development Limited Partnership and Sinclair Media I, Inc. date September 23, 1993, as amended, which is hereby terminated.  This Lease shall be governed and controlled by the law of the state of Maryland.  Time is of the essence.

IN WITNESS WHEREOF,the parties hereto have caused these presents to be duly executed as of the date first above written.

ATTEST/WITNESS:		LANDLORD:

Gerstell Development Limited Partnership

/s/ Cam Smart	By:	/s/ J. Duncan Smith	(SEAL)
J. Duncan Smith, Secretary

ATTEST/WITNESS:		TENANT:

Sinclair Media I, Inc.

/s/ Beth Prochaska	By:	/s/ David R. Bochenek	(SEAL)
David R. Bochenek, VP/CAO

STATEOF MARYLAND, CITY/COUNTY OF Baltimore to wit:

I HEREBYCERTIFY that on this 17th. day of February, 2010, before me, a Notary Public of the State of Maryland, personally appeared J. Duncan Smith, who acknowledged himself to be the Secretary of Gerstell Development Corporation, a general partner of Gerstell Development Limited Partnership (the “Corporation”), and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Corporation by himself as such officer.

WITNESS my hand and Notarial Seal.

/s/ Cam Smart
NOTARY PUBLIC

MY Commission Expires : December 1, 2010

STATE OF MARYLAND, CITY/COUNTY OF Harford to wit:

I HEREBY CERTIFY that on this 9th day of February, 2010 before me, a Notary Public of the State of Maryland, personally appeared David R. Bochenek, who knowledged himself to be the Vice President and CAO of Sinclair Media I, Inc.. (the “corporation”), and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Corporation by himself as such officer.

WITNESS my hand and Notarial Seal.

/s/ Vicky D. Evans
NOTARY PUBLIC

My Commission Expires: August 1, 2010